August 6, 2024

Flora Growth Corp.

3406 SW 26th Terrace, Suite C-1

Fort Lauderdale, Florida 33132

Dear Sirs/Mesdames:

RE: FLORA GROWTH CORP.

We have acted as local counsel in Ontario to Flora Growth Corp., a corporation incorporated under the Business Corporations Act (Ontario) (the "Corporation") in connection with the preparation and filing of an offering statement on Form 1-A (the "Offering Statement"), filed by the Corporation with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended (the "Securities Act"). The Offering Statement covers the contemplated sale of up to 30,000,000 common shares of the Corporation (the "Common Shares") ..

For the purposes of this opinion, we have examined and relied upon, among other things, the following:

(a) the Offering Statement;

(b) the form of placement agency agreement dated (the "Placement Agent Agreement"), to be entered into by and between Aegis Capital Corp. (the "Placement Agent") and the Corporation;

(c) the form of the subscription agreement (the "Subscription Agreement"), to be entered into by and between the Corporation and the investors (the Subscription Agreement, together with the Placement Agent Agreement and the Offering Statement, the "Documents"); and

(d) a certificate dated August 6, 2024 of the Chief Financial Officer of the Corporation with respect to certain factual matters and certifying the resolutions passed by the directors of the Corporation authorizing, among other things, the issuance of the Common Shares (the "Officer's Certificate");

In preparation for the delivery of this opinion, we have examined the above-mentioned documents. As to various questions of fact material to this opinion which we have not independently established, we have examined and relied upon, without independent verification, certificates of public official and officers of the Corporation including, without limitation, the Officer's Certificate.

Assumptions

For purposes of the opinions expressed herein, we have assumed:

1. the genuineness of all signatures, the legal capacity and signing authority (excluding officers of the Corporation) of all individuals, the authenticity and completeness of all documents submitted to us as originals and the conformity to authentic or original documents of all documents submitted to us as certified, conformed, electronic or photostatic copies or facsimiles (including commercial reproductions);

2. the identity and capacity of any person acting or purporting to act as a corporate or public official;

3. the accuracy and completeness of all information provided to us by public officials, offices of public record or officers of the Corporation and we have assumed that such information is true and correct as at the time when it was provided and continues to be true and correct from such time to the date hereof;

4. the accuracy and completeness of all representations and statements of fact contained in all documents, instruments and certificates (including, without limitation, the Officer's Certificate);

5. the accuracy and completeness of the minute books and all other corporate records of the Corporation reviewed by us;

6. at all material times, there is no effective order, injunction, instrument or similar pronouncement issued by any government, government instrument, authority or agency of any of the provinces of Canada, or court of Canada or the provinces of Canada, that would have the effect of ceasing, preventing or restricting the distribution, trade, issuance, offering, sale or delivery of securities of the Corporation or that affects any person who engages in such a trade; and

7. the Common Shares were offered, issued and sold in compliance with applicable United States federal and state securities laws, and in the manner stated in the Documents.

We have not undertaken any independent investigation to verify the accuracy of any of the foregoing assumptions.

Qualifications

Our opinions set forth below are qualified as follows:

1. Whenever our opinion refers to Common Shares of the Corporation, whether issued or to be issued, as being "fully paid and non-assessable", such opinion indicates that the holder of such Common Shares cannot be required to contribute any further amounts to the Corporation by virtue of his, her or its status as holder of such Common Shares, either in order to complete payment for the Common Shares, to satisfy claims of creditors or otherwise. No opinion is expressed as to the adequacy of any consideration received for such Common Shares.

2. We are solicitors qualified to practise law in the Province of Ontario. We express no opinions as to any laws or any matters governed by any laws other than the laws of Ontario and the federal laws of Canada applicable therein which are in effect on the date hereof.

3. The opinions expressed below are based on legislation and regulations in effect on the date hereof. We have considered such questions of law and examined such statutes, regulations, public and corporate records and certificates of officers of the Corporation and other documents as we have considered appropriate and necessary for the purpose of our opinion. In particular, we have relied as to matters of fact on the Officer's Certificate.

4. To the extent the Officer's Certificate, and any other certificate or document referenced herein, is based on any assumption, given in reliance on any other certificate or document, understanding or other criteria or is made subject to any limitation, qualification or exception, our opinions are also based on such assumption, given in reliance on such other certificate, document, understanding or other criteria and are made subject to such limitation, qualification and exception.

Opinions

Based upon and subject to the qualifications herein expressed, we are of the opinion that the Common Shares to be sold pursuant to the Offering Statement have been duly authorized for issuance by all necessary action on the part of the Corporation and, when issued and delivered by the Corporation pursuant to the Documents against payment of the consideration set forth therein, will be validly issued and fully paid and non-assessable, and will not be subject to the pre- emptive rights of any holders of any security of the Corporation.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Offering Statement. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

This opinion is solely for the use of the addressee hereof in connection with the transaction noted herein and may not be used or relied upon by any other person or for any other purpose without our prior written consent. This opinion is limited to the matters expressly stated herein, and no opinion or belief is implied or should be inferred beyond the matters expressly stated herein. For greater certainty, we express no opinion as to the contents of the Registration Statement, other than the opinions expressly set forth herein. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking or obligation to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Yours truly,

(signed) "Miller Thomson LLP"